UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2015

FIRST FOUNDATION INC.

Exact name of registrant as specified in its charter)

California	001-36461
(State or other jurisdiction of incorporation)	(Commission File Number)

18101 Von Karman Avenue, Suite 700 Irvine, CA 92612
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 202-4160

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

As previously reported, effective October 28, 2015, First Foundation Inc. (the “Company”) consummated a reincorporation from the state of California to the state of Delaware (the “Reincorporation”).  As a result of that Reincorporation, the Company is no longer governed by the California corporate law and is, instead, governed by Delaware corporate law.

In connection with the Reincorporation, and as permitted by the Delaware corporate law and as provided for by the Company’s Bylaws, effective October 30, 2015, the Company entered into indemnification agreements with its directors and executive officers.  Those indemnification agreements require the Company, among other things, (i) to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms. The foregoing summary of the terms of the indemnification agreements is qualified in its entirety by reference to the form of Indemnification Agreement attached as Exhibit 10.99 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.99	Form of Indemnification Agreement entered into by the Company with its Directors and Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

Date: October 30, 2015	By:	/s/ JOHN MICHEL
John M. Michel Executive Vice President & Chief Financial Officer

S-1

INDEX TO EXHIBITS

Exhibit No.	Description

10.99	Form of Indemnification Agreement entered into by the Company with its Directors and Executive Officers